Exhibit 10.1
Continental Resources, Inc.
Summary of Non-Employee Director Compensation
Approved as of May 16, 2018

Retainers/Fees
Non-employee directors of Continental Resources, Inc. (the “Company”) receive the following compensation:

•	An annual cash retainer of $60,500 per year;

•	The Lead Director is paid an annual retainer of $12,000;

•	The chair of the Audit Committee is paid an annual retainer of $25,000 and Audit Committee members other than the chair of the committee are paid an annual retainer of $21,875;

•	The chair of the Compensation Committee is paid an annual retainer of $15,000 and Compensation Committee members other than the chair of the committee are paid an annual retainer of $11,765; and

•
The chair of the Nominating/Corporate Governance Committee is paid an annual retainer of $16,000 and Nominating/Corporate Governance Committee members other than the chair of the committee are paid an annual retainer of $10,765.

Harold Hamm who is a director and employee and a member of the Nominating/Corporate Governance Committee will not receive any of the retainers described above.
Equity-Based Compensation
Non-employee directors receive grants of restricted stock with vesting periods ranging from one to three years pursuant to the terms of the Continental Resources, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). The number of shares granted is at the discretion of the Board of Directors. Currently, the targeted grant value for annual non-employee director restricted stock grants is $240,000. The Company’s Board of Directors has adopted a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of the Company’s common stock with a market value equal to at least five times the base annual retainer. Until the common stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under the 2013 Plan and/or the Continental Resources, Inc. 2005 Long-Term Incentive Plan (the predecessor to the 2013 Plan). Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation of market value.